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                                                                Exhibit 12.1

                      SUN INTERNATIONAL HOTELS LIMITED

              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
              -------------------------------------------------
                 (000's omitted except in ratio calculation)






                                                                   Year Ended
                                                                December 31,1996
                                       Year Ended December 31,      Pro Forma
                                          1995       1996          As Adjusted
                                       ---------- ------------  ----------------

EARNINGS:
 Earnings before income taxes and
  extraordinary charges                 $ 18,894   $ 46,298         $ 53,011
 Add:
  Dividends received from associated
   companies                               1,453      1,419            1,419
  Interest                                 9,746      8,571           31,000
 Less:
  Equity in earnings from associated
   companies                              (2,313)    (2,530)          (2,530)
  Capitalized interest                      -          (438)          (1,002)
                                        --------   --------         --------

    Total earnings                        27,780     48,320           81,898
                                        --------   --------         --------
FIXED CHARGES:
 Interest                                  9,746      3,571           31,000
                                        --------   --------         --------

    Total fixed charges                    9,746      3,571           31,000
                                        --------   --------         --------

Ratio of earnings to fixed charges         2.9       13.5              2.6
                                           ---       ----              ---